UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 6, 2009

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 6, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of The First American Corporation (the “Company”) determined the criteria upon which the previously disclosed target executive officer bonuses for 2009 are anticipated to be adjusted in determining the annual incentive bonus.

Mr. McMahon’s 2009 annual incentive bonus will be determined by adjusting the target bonus amount to the extent that actual performance of the Company’s information solutions group deviates from budgeted performance in the following areas (subject to certain specified adjustments): (i) earnings before interest, taxes, depreciation and amortization (EBITDA) margin (35% weight); (ii) EBITDA (30% weight); (iii) revenue (25% weight); and (iv) free cash flow (10% weight). The adjustments will be made in a stepped fashion by applying the following multipliers: (i) a 1.25 multiplier between 100.01% and 110% of budget or between 99.99% and 90% of budget; (ii) a 1.75 multiplier between 110.01% and 120% of budget or between 89.99% and 80% of budget; and (iii) a 2.5 multiplier above 120% or below 80% of budget. Mr. McMahon’s bonus is capped at 175% of the target bonus amount. Subject to Mr. McMahon’s waiver of the requirement in his employment agreement that he receive a minimum cash bonus of $1.4 million, it is anticipated that Mr. McMahon’s bonus will be paid 65% in cash and 35% in restricted stock units (“RSUs”).

Twenty-five percent of Mr. Sando’s target bonus amount will adjust in the identical fashion as Mr. McMahon’s target bonus, based on the performance of the information solutions group. The remaining 75% adjusts based on the same financial measures and respective weightings, but based on the performance of the Company’s information and outsourcing solutions segment which Mr. Sando heads. It is anticipated that Mr. Sando’s bonus will be paid 65% in cash and 35% in RSUs.

Mr. Gilmore’s 2009 annual incentive bonus will be determined by adjusting the target bonus amount based on objective financial criteria in four areas (subject to certain specified adjustments), each of which has associated with it a threshold, target and superior level of achievement, with the payout determined on a sliding scale between the target and threshold, or between the target and superior, performance level. Twenty percent of Mr. Gilmore’s target bonus amount adjusts based on the increase in title insurance market share; 20% adjusts to the extent that actual return on equity for the Company’s financial services group deviates from budgeted return on equity; 30% adjusts based on the extent to which the actual profit margin of the title insurance and services segment deviates from the budgeted margin; and the remaining 30% adjusts to the extent that the actual labor and operating expense ratio for the title insurance and services segment deviates from the ratio at budget. Target profit margins and labor and operating expense ratios adjust to the extent that net operating revenues vary from the budgeted amount. At threshold, target and superior performance levels, 50%, 100% and 175% of the target bonus amount is payable, respectively. It is anticipated that Mr. Gilmore’s bonus will be paid 50% in cash and 50% in RSUs.

For Messrs. Kennedy, Piszel and Valdes, 35% of the target bonus amount adjusts based on the Company’s consolidated return on equity (subject to certain specified adjustments), on a sliding scale between threshold and target, or target and superior, as the case may be, with budgeted return on equity serving as the target. At threshold, target and superior performance levels, 50%, 100% and 175% of the target bonus amount is payable, respectively. The remaining 65% adjusts based on the average percentage of target bonus achieved by Messrs. Gilmore and McMahon. It is anticipated that Mr. Kennedy’s bonus will be paid 50% in cash and 50% in RSUs, that Mr. Piszel’s bonus will be paid 60% in cash and 40% in RSUs and that Mr. Valdes’ bonus will be paid 65% in cash and 35% in RSUs.

Forward-Looking Statements

This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those relating to the anticipated methodology and amounts of bonuses and other compensation referred to herein. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “predict,” “estimate,” “project,” “will,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include changes in market or operational circumstances, changes in the perceptions or goals of the Compensation Committee and other factors described in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: April 10, 2009	By:	/s/ Kenneth D. DeGiorgio
		Name:	Kenneth D. DeGiorgio
		Title:	Senior Vice President